THE RED OAK FUND, L.P.
C/O RED OAK PARTNERS, LLC
145 4th Avenue, Suite 15A | New York, New York 10003
 Telephone (212) 614-8952 | Facsimile (646) 390-6784


March 27, 2009

VIA FACSIMILE AND CERTIFIED MAIL

CLST Holdings, Inc.
17304 Preston Road, Suite 420
Dallas, Texas 75252
Attention: Robert A. Kaiser

Re:	Stockholder Request for Inspection of Books and Records

Dear Mr. Kaiser/Corporate Secretary:

Attached is a corrected copy of our request for inspection of books and records sent to you on March 18, 2009 pursuant to 8 Del. Code ss. 220 and received on March 19, 2009 via certified US mail (the "Demand Letter"), as well as a copy of our stock certificate verifying that the Red Oak Fund L.P. is the registered holder of 1,000 shares of CLST holdings, Inc. Your fax received by us on March 25, 2009 claimed that the Demand Letter failed to comply with the requirements of 8 Del. Code ss. 220. We have reviewed our Demand Letter and believe it fully complied with the requirements of 8 Del. Code ss. 220. We ask for an explanation of how in your view the Demand Letter did not comply with 8 Del. Code ss. 220 within three business days (to be received by us on Wednesday, April 1st) such that we may avoid filing an action seeking relief from the courts to enforce this request.

Very truly yours,
Red Oak Fund, L.P.

By:	Red Oak Partners, LLC, its General Partner

By:	____________________________
	David Sandberg, Managing Member

Exhibit

cc:	Peter J. Tennyson, Esq.
	Jay C. Gandhi, Esq.
	Brian J. Robbins, Esq.
	George C. Aguilar, Esq.